                           SCHEDULE 14A INFORMATION

 PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT 1934
                                (AMENDMENT NO. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement       [_] CONFIDENTIAL, FOR USE OF THE
                                           COMMISSION ONLY (AS PERMITTED BY RULE
                                           14A-6(E)(2))

[X]  Definitive Proxy Statement

     Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                     ULTRAMAR DIAMOND SHAMROCK CORPORATION
  ---------------------------------------------------------------------------
                Name of Registrant as Specified In Its Charter)


                     ULTRAMAR DIAMOND SHAMROCK CORPORATION
  ---------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     (4)  Proposed maximum aggregate value of transaction:
     (5)  Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-1 1(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:
     (2)  Form, Schedule or Registration Statement No.:
     (3)  Filing Party:
     (4)  Date Filed:

Notes:

          ----------------------------------------------------------
           Ultramar                 Diamond                  Shamrock
           C    o     r    p     o     r    a     t    i     o     n

                            NOTICE OF ANNUAL MEETING
                              AND PROXY STATEMENT

                   For Annual Meeting to be held May 4, 1999

                            NOTICE OF ANNUAL MEETING

                                  May 4, 1999

To the Stockholders of Ultramar Diamond Shamrock Corporation:

     The Annual Meeting of Stockholders (the "Annual Meeting") of Ultramar Diamond Shamrock Corporation (the "Company") will be held at the Omni Hotel, 9821 Colonnade Boulevard, San Antonio, Texas 78230 on Tuesday, May 4, 1999 at 10:00 a.m. San Antonio time, for the following purposes:

  1. To elect four directors to serve for a three-year term expiring in 2002 (Proxy Item 1);

  2. To ratify the appointment of independent accountants for 1999 (Proxy
     Item 2 ); and

  3. To transact any other business which may be properly brought before the Annual Meeting.

Holders of record of the Company's Common Stock at the close of business on March 11, 1999 are entitled to notice of and to vote at the Annual Meeting.

April 2, 1999

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          CURTIS V. ANASTASIO
                                          Vice President, General Counsel, and
                                          Secretary

Ultramar Diamond Shamrock Corporation
6000 N Loop 1604 W
P.O. Box 696000
San Antonio, Texas 78269-6000
Telephone: (210) 592-2000

Whether or not you plan to attend the Annual Meeting, please date and sign the enclosed proxy, and return it in the envelope provided. Any person giving a proxy has the power to revoke it at any time prior to its exercise and, if present at the Annual Meeting, may withdraw it and vote in person. Attendance at the Annual Meeting is limited to stockholders, their proxies, and invited guests of the Company.

                                PROXY STATEMENT

                              GENERAL INFORMATION

Introduction

  The Board of Directors (the "Board") of the Company is soliciting proxies to be voted at the 1999 Annual Meeting to be held in San Antonio, Texas on May 4, 1999, and at any adjournment thereof. This Proxy Statement and the enclosed proxy are first being mailed to stockholders on or about April 2, 1999.

Shares Voting

  Holders of shares of the Common Stock of the Company ("Common Stock") at the close of business on March 11, 1999 (the "Record Date") are entitled to notice of the Annual Meeting and to vote shares held on that date at the Annual Meeting. As of the close of business on the Record Date, there were 86,553,294 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote at the Annual Meeting. A majority of such outstanding shares of Common Stock, represented in person or by proxy, is necessary to provide a quorum at the Annual Meeting.

Voting of Proxies

  This proxy solicitation is intended to afford stockholders the opportunity to vote regarding the election of directors, the appointment of the Company's independent accountants for 1999, and in respect of such other matters, if any, as may be properly brought before the Annual Meeting.

  It is the Company's policy for the Annual Meeting that all returned proxies, ballots, and other voting materials used in connection with the Annual Meeting that identify the votes of specific stockholders will be kept confidential and made available only to certain persons involved in the receipt, counting, tabulation, or solicitation of proxies who have agreed to maintain stockholder confidentiality. Access to voted proxies, ballots, and other voting materials will not be restricted where stockholders seek to communicate with management by writing comments on their proxy cards or otherwise disclose their vote to management or where disclosure may be required by applicable law. In limited circumstances, such as proxy solicitation based on an opposition proxy statement or a proxy solicitation on a matter requiring a vote of more than a majority of the shares represented at the Annual Meeting, this policy could be suspended by the Board.

  A proxy may be revoked either by a written notice duly signed and delivered to the Secretary of the Company prior to the Annual Meeting, by execution of a subsequent proxy, or by voting in person at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum for the transaction of business at the Annual Meeting, but not otherwise. Where a stockholder's proxy specifies a choice with respect to a matter, the shares will be voted accordingly. If no such specification is made, the shares will be voted FOR the nominees for director identified below, FOR the ratification of the appointment of Arthur Andersen LLP as the Company's Independent accountants, and in the manner that the appointed proxies determine with respect to other matters properly brought before the Annual Meeting.

Annual Report

  The Company's Annual Report on Form 10-K for the year ended December 31, 1998 is being furnished with this Proxy Statement to stockholders of record as of the Record Date. The Company's Annual Report on Form 10-K for the year ended December 31, 1998 that is being furnished to stockholders along with this proxy statement contains a list of exhibits filed therewith, but does not include copies of the exhibits. Copies of those exhibits may be obtained without charge through the office of the corporate secretary at the address shown above.

                         ELECTION OF DIRECTORS PROPOSAL
                             (Item 1 on the Proxy)

  The Company's bylaws provide that the directors will be classified into three classes. The directors of each class serve for a term of three years and until their successors are elected and qualified.

  Information regarding the nominees proposed by the Company's Board for election at the Annual Meeting and the other directors of the Company whose terms expire after the Annual Meeting is set forth below. Messrs. Christie, Clark, Gaulin and Marbut have been nominated for election to the class of directors whose terms expire at the 2002 Annual Meeting. Each nominee is presently serving as a director of the Company.

  A majority of the Company's Common Shares cast at the Annual Meeting is required to elect directors. Each nominee has consented to being named in this Proxy Statement and to serve if elected. If a nominee should for any reason become unavailable for election, proxies may be voted with discretionary authority by the persons named therein for a substitute designated by the Company's Board.

  The persons named in the proxy will vote for the nominees listed below except where authority has been withheld.

Nominees for Election at the Annual Meeting

  H. Frederick Christie, age 65, is a consultant specializing in strategic and financial planning. He retired, effective January 1, 1991, as Chairman and Chief Executive Officer of The Mission Group, the non-utility subsidiary of SCE Corp. Prior to that he served as President of Southern California Edison Company. Mr. Christie is a director or trustee of 19 mutual funds under the Capital Research and Management Company and a director of AECOM Technology Corporation, International House of Pancakes, Inc., Ducommon, Incorporated and Southwest Water Company. Mr. Christie is Vice Chairman of the Compensation Committee and serves on the Finance and Planning Committee. He has been a director of the Company since 1992.

  W.H. Clark, age 66, is the retired Chief Executive Officer and Chairman of the Board of Directors of Nalco Chemical Company. He was the President and Chief Executive Officer of Nalco Chemical Company from 1982 until 1990, and Chairman of the Board of Directors and Chief Executive Officer of that company from 1984 until 1994. Mr. Clark is President of W. "H" Clark Associates, Ltd., and is a member of the Board of Directors of Merrill Lynch Corporation, USG Corporation and its subsidiary, United States Gypsum Company, Fort James Corporation, Bethlehem Steel Corporation, and Millennium Chemicals Corp. Mr. Clark is Vice Chairman of the Finance and Planning Committee and serves on the Compensation Committee. He served as a director of Diamond Shamrock, Inc. ("Diamond") from 1994 until he became a director of the Company in December 1996 effective with the merger between Ultramar Corporation and Diamond in December 1996 ("U-DS Merger.")

  Jean Gaulin, age 56, is Vice-Chairman, President, and Chief Executive Officer of the Company. Prior to the U-DS Merger, he had been the Chairman of the Board and Chief Executive Officer of the Company since its formation in 1992. From July 1989 through January 1992, Mr. Gaulin was Chief Executive Officer of Ultramar PLC, a leading international integrated oil and gas company, engaged in exploration, production, development and refining and marketing, which was the Company's predecessor. Prior to that, Mr. Gaulin was President of Ultramar Canada, Inc. Mr. Gaulin serves on the board of directors of Quebec Telephone, Inc. He has been a director of the Company since 1992.

  Bob Marbut, age 63, has been Chairman and Chief Executive Officer of Argyle Communications, Inc. since January 1992, and Chairman and Co-Chief Executive Officer of Hearst-Argyle Television, Inc. since August 1997. He was Chairman and Chief Executive Officer of Argyle Television, Inc. from August 1994 until its merger with Hearst Broadcasting in August 1997. He was Chairman and Chief Executive Officer of Argyle Television Holding, Inc. from its founding in March 1993 until April 1994. Prior to 1992, Mr. Marbut was President and Chief Executive Officer of Harte-Hanks Communications, Inc. for 20 years and served one year as Vice Chairman of that company. He is a director of Tupperware Corporation and Hearst-Argyle Television,

Inc. He is chairman of the Audit Review Committee and serves on the Finance and Planning Committee. He served as a director of Diamond from 1990 until he became a director of the Company in December 1996 effective with the U-DS Merger.

Directors Whose Terms Expire at the 2000 Annual Meeting

  Byron Allumbaugh, age 67, is the former Chairman and Chief Executive Officer of Ralphs Grocery Company in Los Angeles, California. Mr. Allumbaugh is a member of the board of directors of El Paso Energy Company, C.K.E. Restaurants, and the Automobile Club of Southern California. Mr. Allumbaugh is Chairman of the Compensation Committee and serves on the Public Responsibility Committee. He has been a director of the Company since 1992.

  E. Glenn Biggs, age 65, is President of Biggs & Co., a corporation engaged in developmental projects and financial planning. He has been involved in commercial banking beginning with his service as Chairman of the Board of First National Bank of San Antonio. He later served as Vice Chairman and Chairman of the Executive Committee of Interfirst Bank, San Antonio. He serves as Chairman of Hester Asset Management Corp. and Southwestern Bancorp. He is a former Chairman and Director of Bolivian Power Corporation. He has served as Chairman and is a Director of the University of Texas Health Science Center. Additionally, he has served as Chairman of the Board of Regents of Baylor University. Mr. Biggs serves on the Audit Review Committee and the Finance and Planning Committee. He was a director of Diamond from 1987 until he became a director of the Company in December 1996 effective with the U-DS Merger.

  Katherine D. Ortega, age 64, was an alternate representative of the United States to the 45th General Assembly of the United Nations 1990-1991. She served as the 38th Treasurer of the United States from 1983 to 1989. Prior to joining the Treasury Department as Treasurer, Ms. Ortega served as a Commissioner on the Copyright Royalty Tribunal, and was a member of the President's Advisory Committee on Small and Minority Business. Ms. Ortega is a director of Ralston Purina Company, Rayonier, Inc. and the Kroger Co. She also serves as a director of Catalyst, and is a member of the United States Comptroller General's Consultant Panel. Ms. Ortega is a member of the Washington Mutual Investors Fund Advisory Board. Before entering government, Ms. Ortega practiced as a certified public accountant. Ms. Ortega is Vice Chairman of the Public Responsibility Committee and serves on the Audit Review Committee. She was a director of Diamond from 1989 until she became a director of the Company in December 1996 effective with the U-DS Merger.

  Madeleine Saint-Jacques, age 63, is Chairman of the Board of Saint-Jacques Vallee Young and Rubicam Inc. in Montreal, Canada. From 1990 through 1994, she was President of Young & Rubicam, and from 1978 through 1990, she served as its Executive Vice President and Managing Director. Ms. Saint-Jacques is a member of the board of directors of Groupe TVA inc. and St. Mary's Hospital Foundation. Ms. Saint-Jacques is also a member of the Board of Governors, Inno-Centre Quebec, a member of the Board of Associate Governors, University of Montreal and Vice President of Societe d'edition de la revue Forces. Ms. Saint-Jacques is Chairman of the Public Responsibility Committee and serves on the Compensation Committee. She has been a director of the Company since 1992.

Directors Whose Terms Expire at the 2001 Annual Meeting

  W.E. "Bill" Bradford, age 64, became Chairman of Halliburton Company effective upon its merger in 1998 with Dresser Industries, Inc. Prior to that, Mr. Bradford was Chairman and Chief Executive Officer of Dresser Industries, Inc. Mr. Bradford had been with Dresser Industries, Inc. since 1963 and has held various positions in production and management. In 1988 Mr. Bradford was appointed President and Chief Executive Officer of Dresser-Rand Company. He was elected President and Chief Operating Officer of Dresser Industries, Inc. in March 1992, President and Chief Executive Officer of Dresser Industries, Inc. in November 1995, and to the position of Chairman and Chief Executive Officer of that Company in December 1996. Mr. Bradford serves on the Board of Directors of Halliburton Company and Oryx Energy Company. He is Vice Chairman of the Audit Review Committee and serves on the Compensation Committee. He was a director of Diamond from 1992 until he became a director of the Company in December 1996 effective with the U-DS Merger.

  Roger R. Hemminghaus, age 61, is Chairman of the Board of the Company. Mr. Hemminghaus is a director of Luby's Cafeterias, Inc. and New Century Energies and is the Chairman of the board of directors of the Federal Reserve Bank of Dallas. Mr. Hemminghaus was the Chairman, Chief Executive Officer and President of Diamond prior to the U-DS Merger. He served as a director of Diamond from 1987 and became Chairman of the Board and Chief Executive Officer of the Company in December 1996 effective with the U-DS Merger. He served as Chief Executive Officer of the Company from that time through December 31, 1998.

  Russel H. Herman, age 68, is a former owner and principal of International Energy Consultants Ltd., a firm which provides consulting services to senior management in the international energy industry. Prior to that, Mr. Herman was employed by Exxon Corporation as President and Chief Executive Officer for the Asia-Pacific area and Executive Vice President for Exxon's petroleum business in Europe. Mr. Herman is a member of the board of the Leonhard Center for the Enhancement of Engineering Education at Pennsylvania State University and was named an Honor Engineering Alumnus and also an Alumni Fellow of that university. He is on the national board of directors of Recording for the Blind & Dyslexic, serving on its executive committee. He is also a member of the board of Greenwich Land Trust. He has been a director of the Company since 1992, and is currently Chairman of its Finance and Planning Committee and a member of the Public Responsibility Committee.

  C. Barry Schaefer, age 60, is an Executive Director of The Beacon Group, an investment and financial advisory firm. Prior to joining Beacon in April 1997, he had been a Managing Director with The Bridgeford Group, a merger and acquisition subsidiary of the Industrial Bank of Japan, since 1992. From 1989 through 1991 he was a senior advisor with Dillon Read & Co., Inc., an investment banking group, and prior to that he served as an Executive Vice President of Union Pacific Corporation. Mr. Schaefer serves on the Audit Review Committee and the Public Responsibility Committee. He has been a director of the Company since 1992.

Board Committees

  The management of the Company is under the direction of the Board. The Company's Board has established Audit Review, Compensation, Finance and Planning, and Public Responsibility Committees. The Company's Board held a total of 11 meetings in 1998. Attendance at the meetings of the Company's Board was 98%. Attendance at the meetings of the Audit Review Committee was 87%. Attendance at the meetings of the Compensation Committee was 92%. Attendance at the meetings of the Finance and Planning Committee and the Public Responsibility Committee was 100%.

  Audit Review Committee. Bob Marbut (Chairman), W.E. Bradford (Vice Chairman),
E. Glenn Biggs, Katherine D. Ortega and C. Barry Schaefer serve on the Audit Review Committee. The Audit Review Committee reviews the professional services provided by the Company's independent accountants. The Committee's review includes the scope of the audit by the Company's independent accountants, the annual financial statements of the Company, the annual audit report of the independent accountants, the adequacy of the Company's internal accounting controls, year 2000 compliance, and such other matters with respect to the accounting, auditing, and financial reporting practices and procedures of the Company as it finds appropriate or as may be brought to its attention. The Audit Review Committee held three meetings in 1998.

  Compensation Committee. Byron Allumbaugh (Chairman), H. Frederick Christie (Vice Chairman), W.E. Bradford, W.H. Clark, and Madeleine Saint-Jacques serve on the Compensation Committee. The Compensation Committee establishes executive compensation policy, administers incentive compensation, stock options and certain benefit plans of the Company, and approves the salaries and other benefits of the executive officers. In addition, this Committee advises and consults with the Company's management regarding the compensation policies and practices of the Company applicable to other employees. The Compensation Committee held five meetings in 1998.

  Finance and Planning Committee. Russel H. Herman (Chairman), W.H. Clark (Vice Chairman), E. Glenn Biggs, H. Frederick Christie, and Bob Marbut serve on the Finance and Planning Committee. The Finance and

Planning Committee reviews and makes recommendations to the Board with regard to the overall financial structure, financial condition, and financial capacity of the Company, including consideration of such financial matters as material corporate borrowings, investments, capital expenditures, and long-term commitments. In addition, it reviews and makes recommendations to the Board with respect to the Company's annual budget and five-year business plan. The Finance and Planning Committee held three meetings in 1998.

  Public Responsibility Committee. Madeleine Saint-Jacques (Chairman), Katherine D. Ortega (Vice Chairman), Byron Allumbaugh, Russel H. Herman, and C. Barry Schaefer serve on the Public Responsibility Committee. The Public Responsibility Committee reviews and monitors the Company's policies, programs, and practices which significantly affect such responsibilities as environmental protection, safety and health, equal employment opportunity, and business conduct. The Committee, after consultation with management, recommends policies, practices and programs to the Company Board regarding the Company's relationships with its various constituencies. In addition, this Committee has responsibility for considering the composition, structure and functioning of the Company Board, and for selecting nominees for election as directors of the Company. The Public Responsibility Committee held three meetings in 1998.

Nominations for Director

  The Public Responsibility Committee is responsible for considering the composition, structure, and functioning of the Company Board and for selecting nominees for election as directors of the Company. Stockholders may make nominations to the Company Board by following the procedures set out in the Company's bylaws, and not otherwise. The Company bylaws provide generally that stockholders wishing to nominate director candidates for consideration by the Public Responsibility Committee may do so by writing the Secretary of the Company and giving the candidate's name, biographical information, qualifications, and class or series and number of shares of capital stock of the Company owned by the nominee. Such notice must also set out the name and address of the stockholder giving the notice, the class or series and number of shares of capital stock of the Company beneficially owned by such stockholder, a description of any arrangements relating to the nomination between the stockholder and the nominee or any other person, and a representation that the stockholder intends to appear in person to make the nomination. Such notice must be accompanied by the consent of the nominee to serve if elected. The Company bylaws require that notice of nominations by the stockholders of persons for election as directors at annual meetings of the Company be delivered not less than 60 nor more than 90 days prior to the anniversary date of the mailing of the proxy for the immediately preceding annual meeting; provided, that if the annual meeting is called for a date that is not within 30 days of the anniversary date of the prior year's annual meeting, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the first to occur of the day on which the notice of such annual meeting was mailed or the date of the public disclosure of the date of the annual meeting. A copy of the Company bylaws has been filed with the SEC or may be obtained upon request from the Company. See "Where You Can Find More Information."

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Summary Compensation Table

  The following table presents the compensation of the Company's Chief Executive Officer and each of the Company's four most highly compensated executive officers in each of 1998, 1997 and 1996.

                                    Annual Compensation                      Long-Term Compensation Awards
                         ------------------------------------------ ------------------------------------------------
                                                                               Number of
                                                                               Securities
                                                                    Restricted Underlying
        Name and                                     Other Annual     Stock     Options      LTIP       All Other
   Principal Position    Year Salary(1) Bonus(1)(2) Compensation(3) Awards(4)  Granted(5) Payouts(6) Compensation(7)
   ------------------    ---- --------- ----------- --------------- ---------- ---------- ---------- ---------------
Roger R. Hemminghaus.... 1998 $725,000   $363,300       $ 2,785        $ 0       53,070    $      0     $160,091
 Chairman and Chief      1997  725,000    507,600        13,378          0       23,743           0      176,686
 Executive Officer       1996  616,667    500,000         6,395          0      647,717     822,000      132,432
Jean R. Gaulin.......... 1998  725,000    363,300         2,785          0      175,000           0       58,850
 Vice Chairman,          1997  725,000    507,600         6,461          0       35,425           0       58,850
 President and Chief     1996  669,767    443,333             0          0      480,000           0       29,100
 Operating Officer
Timothy J. Fretthold.... 1998  335,000    140,300         4,283          0       76,318           0       36,182
 Executive Vice          1997  335,000    214,400         4,251          0        1,419           0       50,059
 President and Chief     1996  264,583    175,000         1,131          0      185,873     225,000       35,049
 Administrative and
 Legal Officer
William R. Klesse....... 1998  335,000    140,300         3,580          0      100,000           0       40,386
 Executive Vice          1997  335,000    217,400         5,082          0        1,957           0       54,104
 President               1996  292,083    175,000         1,302          0      178,484     281,000       39,798
H. Pete Smith........... 1998  335,000    140,300         2,646          0       75,000           0       18,151
 Executive Vice          1997  335,000    214,400         5,267          0            0           0      167,490
 President and Chief     1996  302,781    134,000             0          0      134,000           0       14,111
 Financial Officer

--------
(1) Includes amounts which have been deferred under the Company's 401(k) Retirement Savings Plans and Nonqualified 401(k) Plan. Under the Nonqualified 401(k) Plan, participants are permitted to defer receipt of compensation in addition to deferrals under the 401(k) Plans. In 1998 the base salaries of the named executive officers were increased. However, the payment of such increase in 1998 was conditioned upon the Company's achieving basic net income of at least $2.50 per common share. The Company did not achieve that objective and the increases to base salary were not paid in 1998. Such increases to base salary were in the following amounts:
    Mr. Hemminghaus, $75,000; Mr. Gaulin, $75,000; Mr. Fretthold, $35,000; Mr. Klesse, $35,000; and Mr. Smith $35,000.
(2) Reflects incentive-based cash bonuses awarded under the Company's annual incentive plan. Awards under that plan are reported as compensation in the year with respect to which the award was earned, even if actually paid in the following year. The figures shown include amounts deferred under the Company's 401(k) Plans and Nonqualified 401(k) Plan. See Note (1) above.
(3) Reimbursement of executive officers for federal income tax and medicare tax relating to various benefit plans and premiums paid for group life insurance in excess of $50,000. Perquisites and other personal benefits received by the executive officers are not included because the aggregate amount of such compensation, if any, does not exceed the lesser of $50,000 or 10% of the total amount of annual salary and bonus for any named individual.
(4) Unvested shares of restricted stock may not be sold or transferred. The shares otherwise carry full voting rights and dividends are paid on restricted stock awards from the time of grant at the same rate as paid to all stockholders. The total amount of restricted stock held by each of the named executive officers and the fair market value of such shares as of December 31, 1998, without reducing such market value for restrictions on transfer was as follows: Mr. Hemminghaus, 4,665 shares, $113,126; Mr. Fretthold, 1,050 shares, $25,463 and Mr. Klesse, 1,060 shares, $25,705.
(5) Options granted in 1998 to Messrs. Hemminghaus and Fretthold include reload options granted upon exercise of the associated option. Options granted in 1997 to Messrs. Hemminghaus, Gaulin, Fretthold and Klesse consist of reload options granted upon exercise of the associated option. Options granted in 1996 to Messrs. Hemminghaus, Fretthold and Klesse include reload options granted upon exercise of the associated option. See Note (2) to table entitled "Option Grants in 1998."
(6) Long-Term Incentive Plan payouts included in this column for Messrs. Hemminghaus, Fretthold and Klesse include the payout of performance units that were granted by Diamond in 1996.
(7) Includes the following compensation paid or accrued under benefit plans maintained by the Company:
  (a) Above-market interest accrued on amounts deferred by Messrs.
      Hemminghaus, Fretthold and Klesse under the Diamond Deferred
      Compensation Plan: Mr. Hemminghaus $58,457, Mr. Fretthold $6,031, and
      Mr. Klesse $9,003.
  (b) Annual allocations or accruals in the last fiscal year under the Company's Employee Stock Ownership Plans and related Excess Benefits
      Plan: Mr. Hemminghaus $22,867, Mr. Fretthold $9,414, and Mr. Klesse $9,595. The Company's Employee Stock Ownership Plans were terminated in November 1997.
  (c) The supplemental disability income program for executive officers of the Company employed prior to the U-DS Merger provides those executive officers an amount equal to 60% of base compensation less any amount received by such officer under any other long-term disability plan sponsored by the Company for employees generally. The supplemental disability income program for former Diamond executives provides participants with an amount equal to 66 2/3% of base compensation less an amount received by such executive under any other long-term disability plan sponsored by the Company for employees generally. Annual premiums paid or accrued in the last fiscal year by the Company to fulfill its obligations under the supplemental disability income program relating to the named executive officers were: Mr. Hemminghaus $5,272, Mr. Gaulin $9,784, Mr. Fretthold $1,137, Mr. Klesse $1,278, and Mr. Smith $1,669.
  (d) Premiums paid or accrued in the last fiscal year under the executive life insurance program for executive officers relating to the named executive officers were: Mr. Hemminghaus $36,517, Mr. Gaulin $12,088,
      Mr. Fretthold $3,118, and Mr. Klesse $3,938.
  (e) Matching contributions to participants' 401(k) accounts, and amounts awarded by the Company under its Nonqualified 401(k) Plans under which amounts are awarded which may not be awarded under the Company's qualified 401(k) plans due to limitations imposed by the Internal
      Revenue Code of 1986, as amended (the "Code"). Contributions made to the accounts of the named executive officers in 1998 were: Mr. Hemminghaus $36,978, Mr. Gaulin $36,978, Mr. Fretthold $16,482, Mr. Klesse $16,572,
      and Mr. Smith $16,482.
  (f) Mr. Smith received a relocation incentive payment of $150,000 in 1997 in connection with his relocation to the Company's new headquarters after the U-DS Merger was completed.

Stock Options

  The tables below set forth information regarding stock options, including options granted upon exercise of reload rights (i.e., the grant of new options upon the payment of an option exercise price with previously owned shares), granted to and exercised by the named executive officers in 1998, and the value of unexercised options and related rights held by such executive officers at the end of 1998.

                             Option Grants in 1998

                               Individual Grants

                                                        Percent of                     Grant Date Value
                                          Number of    Total Options             -----------------------------
                                         Securities     Granted to   Exercise or                  Grant Date
                                         Underlying    Employees in  Base Price                     Present
          Name           Grant Date(1) Options Granted  Fiscal Year   ($/Sh)(2)  Expiration Date   Value(3)
          ----           ------------- --------------- ------------- ----------- --------------- -------------
Roger R. Hemminghaus....   02/11/98         17,761          1.31       35.9375      12/31/00     $   79,275.11
                           02/11/98          4,608          0.34       35.9375      12/31/00         20,567.52
                           02/11/98          3,370          0.25       35.9375      12/31/00         15,041.78
                           02/11/98          9,587          0.70       35.9375      12/31/00         42,790.98
                           02/11/98         13,665          1.00       35.9375      12/19/04         90,949.12
                           10/21/98          4,079          0.30       29.6875      12/31/00         16,408.41
Jean R. Gaulin..........   12/01/98        175,000         12.87       26.0625      12/01/08      1,083,678.75
Timothy J. Fretthold....   03/20/98          1,318          0.07       36.0625      02/06/05          9,087.81
                           12/01/98         75,000          5.51       26.0625      12/01/08        464,433.75
William R. Klesse.......   12/01/98        100,000          7.35       26.0625      12/01/08        619,245.00
H. Pete Smith...........   12/01/98         75,000          5.51       26.0625      12/01/08        464,433.75

--------
(1)Grants of options to purchase the Company's Common Shares were made throughout the year under the Company's various long-term incentive plans upon the exercise of reload rights relating to already existing options. Options were also granted under the 1996 Long-Term Incentive Plan to Messrs. Gaulin, Fretthold, Klesse and Smith on December 1, 1998 with an exercise price of $26.0625 and a term of ten years which become exercisable in three annual installments on the anniversary of the grant of 30%, 30% and 40% respectively.
(2)Exercise price based on the closing sales price on the NYSE on the date of grant. The exercise price for options to purchase the Company's Common Shares upon the exercise of reload rights was determined by reference to the closing price of the Company's Common Shares on the date preceding the date of grant.
(3)Value is based on the Black-Scholes option pricing model, in which data relating to the volatility and dividend yield of the Company's Common Shares is used, based upon actual experience. For options with ten year terms, the assumptions are 0.2433 and 3.70% for the annualized volatility and annual dividend yield, respectively. For reload options with terms of less than ten years, the assumptions range from 0.1874 to 0.2432 for the annualized volatility and 3.74% to 3.90% for the annual dividend yield. The risk-free rate of interest assumed for options with ten year terms was 4.94%. The risk-free rates of interest assumed for reload options with terms of less than ten years range from 4.16% to 5.66%.

                      Aggregated Option Exercises in 1998
                     and December 31, 1998 Option Values(1)

                                                      Number of      Value of
                                                     Securities     Unexercised
                                                     Underlying    In-the-Money
                                                     Unexercised    Options at
                                  Shares             Options at     Fiscal Year
                                 Acquired             12/31/98          End
                                    on     Value    Exercisable/   Exercisable/
              Name               Exercise Realized  Unexercisable  Unexercisable
              ----               -------- -------- --------------- -------------
Roger R. Hemminghaus............  68,158  $537,977 250,186/537,024  $ 62,369/$0
Jean R. Gaulin..................       0         0 436,500/560,425   656,250/ 0
Timothy R. Fretthold............   2,019    25,304  90,970/208,488    14,147/ 0
William R. Klesse...............       0         0  94,025/230,210     8,312/ 0
H. Pete Smith ..................       0         0 134,900/176,600   495,000/ 0

--------
(1)Year-end value for options was calculated based on the market value of the underlying shares at December 31, 1998.

The Company's Benefit Plans

  Qualified Benefit Plan. The Company maintains a tax-qualified defined benefit pension plan (the "Qualified Plan") for participating Company employees working in the United States. Benefits are based upon formulae that take into account
(i) the participant's years of service with the Company (and its prior controlled group for some participants), (ii) the average of a participant's compensation (consisting of salary and bonus) during such participant's three highest-paid consecutive years of service out of the participant's most recent five years of service with the Company (or the prior controlled group, if higher), and (iii) for certain participants, the benefit formula in effect under pension plans maintained by businesses acquired by the Company. In general, a participant accrues a benefit of 1.6% of plan compensation for each year of service. Retirement benefits payable under the Qualified Plan are offset by pensions paid by other employers if the participant's years of service with that employer are taken into account in determining such participant's benefits under the Qualified Plan.

  UDS Supplemental Non-Qualified Retirement Plans. The Company maintains a supplemental nonqualified defined benefit pension plan (the "Nonqualified Plan") to provide supplemental retirement benefits to certain executives designated by the Company Compensation Committee, including Mr. Gaulin and Mr. Smith out of the named executives. The Nonqualified Plan provides participants with benefits not payable from the Qualified Plan because of limits imposed by the Code. A participant who retires at or after age 62 receives a benefit of no less than 60% of average annual compensation for the three highest-paid consecutive years of service out of the most recent five, less the amount of any other retirement benefits payable from any other source.

  The following table illustrates the yearly pension commencing at age 62 (which is not offset for social security), assuming a two-thirds joint annuity with ten years certain, that may become payable to an employee in the higher salary classifications out of the Qualified Plan and the Nonqualified Plan.

                               Pension Plan Table

                                              Years of Service
                              ------------------------------------------------
 Average Annual Compensation
             (1)                 15       20       25       30       35
 ---------------------------  -------- -------- -------- -------- --------
$  300,000................... $ 81,000 $108,000 $135,000 $162,000 $189,000
   400,000...................  108,000  144,000  180,000  216,000  252,000
   500,000...................  135,000  180,000  225,000  270,000  315,000
   600,000...................  162,000  216,000  270,000  324,000  378,500
   700,000...................  189,000  252,000  315,000  378,000  441,000
   800,000...................  216,000  288,000  360,000  432,000  504,000
   900,000...................  243,000  324,000  405,000  486,000  567,000
 1,000,000...................  270,000  360,000  450,000  540,000  630,000
 1,100,000...................  297,000  396,000  495,000  594,000  693,000
 1,200,000...................  324,000  432,000  540,000  648,000  756,000
 1,300,000...................  351,000  459,000  567,000  675,000  783,000
 1,400,000...................  378,000  486,000  594,000  702,000  810,000
 1,500,000...................  405,000  513,000  621,000  729,000  837,000

--------
(1) As of December 31, 1998, the average highest compensation received for any three consecutive years of service of the most recent five, and credited years of service for the executives named in the Summary Compensation Table entitled to receive benefits under both the Qualified Plan and the Nonqualified Plan, were Mr. Gaulin $1,217,767, 25 years; and Mr. Smith, $523,527, 18 years.

  Diamond Retirement Plans. Former Diamond executives, including Messrs. Hemminghaus, Fretthold and Klesse, continue to accrue benefits under certain executive retirement programs of Diamond which were in place prior to the U-DS Merger. The plans under which such executives continue to accrue benefits are the Diamond Supplemental Executive Retirement Plan and the Company's Restoration Plan.

  The Supplemental Executive Retirement Plan provides additional benefits to eligible former Diamond executives and Diamond employees. The Supplemental Executive Retirement Plan benefit is calculated on the basis of 60% of the average of the highest compensation the executive officer received over any three years during the last ten years of employment with the Company and Diamond. A reduction is made to eliminate benefits payable under the Qualified Plan and under any defined benefit plan of previous employers. Benefits under the Supplemental Executive Retirement Plan are secured under a trust arrangement subject to claims of general creditors of the Company.

  The table below estimates the combined annual benefits payable by operation of such plans to a participant upon retirement based on the specified compensation and years of service combinations indicated without reduction for benefits payable by previous employers.

                               Pension Plan Table
                           (Diamond Retirement Plans)

                                      Estimated Annual Combined Benefits
                                  Credited For Years of Service Indicated (2)
                               -------------------------------------------------
    Earnings Credited (1)         15        20        25        30        35
    ---------------------      --------- --------- --------- --------- ---------
$ 250,000..................... $ 150,000 $ 150,000 $ 150,000 $ 150,000 $ 150,000
  300,000.....................   180,000   180,000   180,000   180,000   180,000
  400,000.....................   240,000   240,000   240,000   240,000   240,000
  500,000.....................   300,000   300,000   300,000   300,000   300,000
  600,000.....................   360,000   360,000   360,000   360,000   360,000
  700,000.....................   420,000   420,000   420,000   420,000   420,000
  800,000.....................   480,000   480,000   480,000   480,000   480,000
  900,000.....................   540,000   540,000   540,000   540,000   540,000
1,000,000.....................   600,000   600,000   600,000   600,000   600,000
1,100,000.....................   660,000   660,000   660,000   660,000   660,000
1,200,000.....................   720,000   720,000   720,000   720,000   720,000
1,300,000.....................   780,000   780,000   780,000   780,000   780,000
1,400,000.....................   840,000   840,000   840,000   840,000   840,000
1,500,000.....................   900,000   900,000   900,000   900,000   900,000

--------
(1) Earnings credited include salary and bonus paid within a calendar year. At December 31, 1998, the average of the highest compensation received by the executive officers named in the Summary Compensation Table currently entitled to benefits under the Diamond Plans over any three years during the last ten years of employment with the Company and Diamond and their credited years of service were Mr. Hemminghaus, $1,426,020, 15 years; Mr. Fretthold, $498,735, 22 years; and Mr. Klesse, $512,294, 30 years.
(2) Amounts shown in the table represent the maximum defined benefit values payable under the executive retirement program. Benefits are calculated without offset for social security benefits or reduction for benefits payable by previous employers. Whether these amounts actually become payable in whole or in part depends on the contingencies and conditions governing such plans, including the individual's age, date of hire, term of service as an executive officer, career earnings, amount of certain other pension plan payments, and related supplemental retirement payments received from former employers.

  The Company's Restoration Plan provides non-qualified benefits to executives and employees in place of reductions of qualified ESOP benefits resulting from various statutory limitations imposed by the Code and the deferral of compensation through the Diamond Deferred Compensation Plan and the Company's Nonqualified 401(k) Plan. Until November 1997 most former Diamond employees were entitled to receive distributions under two ESOPs created by Diamond prior to the U-DS Merger. To the extent a portion of such employees' compensation was ineligible for consideration in the annual calculation of distributions under the ESOPs, an allocation equivalent to that attributable to the ineligible compensation was made under the Company's Restoration Plan. Both ESOPs were terminated in November 1997. Benefits are secured under a trust arrangement which is subject to claims of general creditors of the Company.

Employment Agreements and Change-in-Control Arrangements

  The Company has entered into employment agreements with each of the named executive officers for a term of three years, except for Messrs. Hemminghaus and Gaulin, with whom the Company has entered into employment agreements providing for five-year terms, as described below (collectively the "Executive Employment Agreements"). Under the Executive Employment Agreements, termination of an executive without "cause," or voluntary termination for "good reason," will result in a lump sum payment equal to three times his highest annual base salary and annual incentive compensation during the three years prior to termination.

  The Executive Employment Agreements define "cause" as a finding that the executive (i) committed an illegal act intended to and which did defraud the Company, (ii) engaged in gross negligence or gross misconduct in carrying out his duties, or (iii) breached certain noncompete, no solicitation or confidentiality covenants. The Executive Employment Agreements define "good reason" as (a) a breach by the Company of a material provision of the Executive Employment Agreement, (b) certain material reductions of the executive's aggregate benefits, and (c) following a change in control, termination of employment for any reason during the 13 months following the change.

  Under the terms of Mr. Smith's Executive Employment Agreement and the related Relocation Agreement, Mr. Smith is permitted to voluntarily terminate his employment effective June 1, 2000 by giving written notice to the Company on or before March 1, 2000. Such termination will be treated as a termination for "good reason" under Mr. Smith's Executive Employment Agreement, except that, instead of a lump sum equal to three times his highest annual base salary and annual incentive compensation during the three years prior to termination, Mr. Smith will be entitled to receive a lump sum payment equal to three times his highest annual base salary and annual incentive compensation for 1995, 1996 and 1997, less $150,000.

  Under the Executive Employment Agreement of Mr. Gaulin (the "CEO Agreement"), Mr. Gaulin became Chief Executive Officer of the Company on January 1, 1999. The CEO Agreement will be automatically renewed, subject to any prior termination, for successive one-year periods on December 3, 2001 and each anniversary thereafter unless either party gives at least three months' prior notice of non-renewal. The other terms of the CEO Agreement, including severance benefits, are substantially the same as those in the other Executive Employment Agreements (other than those of Messrs. Hemminghaus and Smith), except that the CEO Agreement (i) provides for enhanced retirement benefits under the Company's nonqualified and qualified retirement plans upon an involuntary termination of employment without cause (including a voluntary termination with good reason), and (ii) "good reason," in the absence of a change in control, includes non-renewal of the CEO Agreement by the Company, a significant reduction in Mr. Gaulin's duties, any addition of inconsistent duties and failure to elect Mr. Gaulin as Chairman of the Board of the Company by January 1, 2002.

  With respect to the Executive Employment Agreement of Mr. Hemminghaus, the agreement provides that he will serve as Chairman of the Board of the Company until December 31, 2001. Upon expiration of Mr. Hemminghaus' employment with the Company as Chief Executive Officer on December 31,1998, he became a consultant to the Company for a three-year consulting term. Mr. Hemminghaus will be paid an annual consulting fee of $400,000 during the consulting term. If the consulting arrangement is terminated during the consulting term for any reason other than a voluntary termination by Mr. Hemminghaus, he will be entitled to a lump sum payment equal to the unpaid consulting fees for the remainder of the consulting term. For this purpose, a voluntary termination will not include termination on account of death, disability, removal of Mr. Hemminghaus from his position as Chairman of the Company's Board, a change in control or, under certain circumstances, relocation of the Company's principal executive offices.

Directors' Fees and Related Information

  Directors who are not employees of the Company receive an annual retainer of $28,000 plus $2,000 per day for attendance at each meeting of the Company's Board. Non-employee directors who serve on committees of the Board also receive $1,000 per day for committee meetings attended with the chairmen receiving $1,500 per day for chairing meetings of those committees. Directors who are employees of the Company are not compensated for their Board and committee service.

  Under the Company's Non-Employee Director Equity Plan, all non-employee directors receive at least one-half of their annual retainer, with an election to receive up to 100% of such retainer, in restricted Company Common Shares. The shares vest in 20% increments each year over five years and carry full voting and dividend rights from the time of grant.

  In addition to the grant of Company Common Shares, all non-employee directors receive an annual grant of options to purchase 1,000 Company Common Shares. Except in certain situations, 100% of the options become exercisable one year from the date they are granted and expire ten years from the date granted. The exercise price of the options is equal to the closing price of the Company's Common Shares as reported on the NYSE on the date of grant.

Compensation Committee Interlocks and Insider Participation

  C. Barry Schaefer (Chairman), Byron Allumbaugh, W. E. Bradford, W. H. Clark and Madeleine Saint-Jacques served on the Company's Compensation Committee in 1998. None of those individuals has ever been an officer or employee of the Company or its subsidiaries. No executive officer of the Company has served as a member of the board of directors or the compensation committee of any company whose executive officers include a member of the Board or the Compensation Committee of the Board.

Stock Performance Graph

  The Company has altered the composition of its peer group this year. Its objective in selecting the New Peer Group, as it was in selecting the Former Peer Group, is to select a group that reflects the Company's business, risks, and markets. The criteria applied in making the selection include (i) whether a company operates one or more refineries; (ii) a company's refining and marketing sales as a percentage of its total sales; (iii) a company's gasoline and distillate production as a percentage of its total refinery production; and
(iv) a company's refining and marketing assets as a percentage of total company assets.

  Consistent with that criteria, the Company has removed Ashland, Inc. and Coastal Corp. from the New Peer Group, because a significantly lower percentage of their total sales are refining and marketing sales, and a significantly lower percentage of their total assets are refining and marketing assets, as compared to when those companies were initially included in the Company's Former Peer Group for comparison of cumulative total return. Tesoro Petroleum Corporation has been added to the Company's new peer group (the "New Peer Group"), which, other than the addition of Tesoro Petroleum Corporation and the removal of Ashland, Inc. and Coastal Corp., is identical to the former peer group (the "Former Peer Group") shown in the following graph. In addition to Tesoro Petroleum Corporation, the New Peer Group includes Crown Central Petroleum Corporation, Giant Industries, Inc., Holly Corporation, Sun Company, Inc., Tosco Corporation, USX-Marathon Group, and Valero Energy Corporation. The following graph compares the cumulative total return on the Common Stock of the Company with the Standard & Poor's 500 Stock Index, the Former Peer Group, and the New Peer Group, assuming an initial investment of $100 on December 31, 1993 and the reinvestment of all dividends. The returns for each company in the Former Peer Group and the New Peer Group have been weighted according to that company's stock market capitalization.

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
                  AMONG ULTRAMAR DIAMOND SHAMROCK CORPORATION,
         THE S & P 500 INDEX, A NEW PEER GROUP AND A FORMER PEER GROUP

Compensation Committee Report on Executive Compensation

  The Company's executive compensation and benefit program is administered by the Board's Compensation Committee. The Compensation Committee is composed of five independent "non-employee directors" as that term is defined in Section 16(b) of the Exchange Act and related rules, who are also "outside directors" as that term is defined in Section 162(m) ("Section 162(m)") of the Code.

Compensation Policy and Objectives

  The executive compensation program is designed to (i) provide competitive compensation to attract, motivate and retain executives with superior skills and abilities, (ii) align the immediate financial goals of executives with those of stockholders by linking a significant portion of all executives' annual compensation directly to stockholders' return and corporate performance for the year, and (iii) align the long-term economic interests of executives with those of the Company's stockholders by encouraging executives to become long-term stockholders by providing a significant portion of their compensation in stock options.

  These goals are achieved through the structuring and integrated administration of the Company's base salary, annual incentives, and long-term incentives based on pre-established guidelines and targets.

Elements of Compensation

  Base Salary. The Compensation Committee annually reviews competitive base salary data of an industry group composed of companies comparable in size to the Company prepared by nationally recognized independent compensation consultants. In determining the Chief Executive Officer's base salary for 1998, the Compensation Committee targeted the median base salary for chief executive officers among the companies used in the competitive base salary data. In determining the President and Chief Operating Officer's base salary for 1998, the Compensation Committee considered the provisions contained in the employment contracts of the Chief Executive Officer and the Chief Operating Officer which provided that the Chief Executive Officer would be succeeded in that position by the Chief Operating Officer at the end of 1998, and provided a base salary which was identical to that of the Chief Executive Officer in 1998. In determining the 1998 base salaries for the remainder of the executive officers, the Compensation Committee reviewed data reflecting the compensation of executives who hold positions of similar overall scope and level of responsibility, targeting the median of the competitive market base salaries reflected in the data.

  Although the base salaries of all of the named executive officers, including those of the Chief Executive Officer and the Chief Operating Officer, were increased in 1998, payment of the increase in 1998 was conditioned upon the basic net income of the Company equaling or exceeding $2.50 per Common Share in 1998. This goal was not achieved, and no increase in the base salary of the executive officers was paid in 1998 (although the increase was given effect for purposes of pension, insurance, and certain non-qualified retirement benefit calculations, and, in the case of the Chief Executive Officer, for purposes of calculating the consulting fee payable under the Chief Executive Officer's employment agreement).

  The salary increases were made to take into account increases in base salary paid to officers occupying similar positions in companies of similar size and complexity during the same period, and to take into account the increased size and complexity of the Company resulting from the acquisition of Total Petroleum (North America), Ltd. in 1997.

  Annual Incentive Plan. The 1998 Annual Incentive Plan ("AIP") was used by the Company for 1998 annual incentive compensation in the form of an AIP bonus. For the Chief Executive Officer and the President and Chief Operating Officer, incentive compensation under the 1998 AIP was based 60% on the Company's Total Shareholder Return ("TSR") versus the TSR of the Former Peer Group, and 40% on the Company's return on capital employed ("ROCE"). In calculating the ROCE component of the award, 50% of the component was adjusted to remove market-related margin volatility in order to recognize improvements in the Company's productivity. For other senior executives, incentive compensation was based 40% on the Company's TSR versus that of the Former Peer Group, 40% on ROCE targets for the Company, and 20% on individual performance based on pre-agreed objectives. The form in which annual incentive awards are paid will be subject to the Company's minimum share ownership guidelines after a three-year transition period ending January 1, 2000. Under the guidelines, the Chief Executive Officer is expected to own Company Common Shares equal in value to three times his annual base salary, other executive committee members are expected to own Company Common Shares with value equal to two times their annual base salary, and other annual incentive plan participants are expected to own Company Common Shares with value equal to their annual salary. Annual incentive plan participants are permitted to count Company Common Shares which they own outright, Company Common Shares they own indirectly (e.g. through trusts or similar arrangements, including employee stock ownership plans), and Company Common Shares they own subject to restriction. Senior managers below the level of vice president are also permitted to include the value of vested options to purchase Company Common Shares. After January 1, 2000, annual incentive awards will be paid 75% in cash and 25% in restricted stock unless minimum share ownership policy requirements are met.

  Long-Term Incentive Plan. The Company's Long-Term Incentive Plan (the "1996 LTIP") was adopted by the Company's Board and approved by the Company's stockholders at the time of the U-DS Merger. Award levels under the 1996 LTIP are developed to be competitive with market median long-term incentive values (on an annualized basis) and to provide opportunity to meet stock ownership requirements.

  Awards to the executive officers under the 1996 LTIP have consisted of "front-loaded" options, the vesting of which is accelerated by significant increases in the price of Company Common Shares, and traditional options vesting over three years in increments of 30%, 30%, and 40%, respectively.

  Compensation of Mr. Hemminghaus as Chairman of the Board and Chief Executive Officer. Mr. Hemminghaus' compensation package was designed to encourage short and long-term performance in line with the interests of the Company's stockholders. The majority of his compensation was at risk, in the form of Company-earnings-based conditions to payment of a portion of base salary, annual bonus, and stock options. Mr. Hemminghaus' annual base salary for 1998 was $800,000 ($75,000 of which was not paid in 1998 due to the failure of the Company to achieve certain earnings targets, as discussed above), which was at the median level for chief executives of companies included in the industry group base salary data reviewed by the Compensation Committee, and was consistent with base salaries paid to the Chairmen and Chief Executive Officers of other corporations comparable in size and complexity to the Company. He received an AIP Bonus of $363,300, based on the Company's TSR and ROCE for 1998. No awards were made to Mr. Hemminghaus under the 1996 LTIP in 1998.

Internal Revenue Service Rules

  The Internal Revenue Service has issued regulations under Section 162(m) which generally disallow a federal income tax deduction to any publicly-held corporation for compensation paid in excess of $1 million in any taxable year to the Chief Executive Officer or any of the four other most highly compensated executive officers, unless such compensation is paid pursuant to a qualified "performance-based compensation" plan, the material terms of which are disclosed to and approved by stockholders.

  The Company's Board has considered these requirements and the regulations. While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated by the Board in light of the Company's overall compensation philosophy and objectives. The Company has established incentive plans which permit stock awards that meet the requirements of Section 162(m) and hence will maximize the Company's federal income tax deductions for compensation expense. However, the Company's Board believes there are circumstances in which the Company's and stockholders' interests are best served by providing compensation which may not always be fully deductible, and that its ability to exercise discretion outweighs the advantages of qualifying all compensation under Section 162(m).

                                Compensation Committee of the Board of Directors

                                             Byron Allumbaugh, Chairman
                                        H. Frederick Christie, Vice Chairman
                                                   W.E. Bradford
                                                     W.H. Clark
                                              Madeleine Saint-Jacques
                                                 C. Barry Schaefer

Indebtedness of Management

  Employee Stock Purchase Loan Program. This program was in effect at Diamond prior to the U-DS Merger and was reactivated in October, 1998 to encourage common stock purchases by key employees by providing loans to buy Company Common Shares on the open market. The interest rate for a loan under the original program is adjusted annually during the term of the loan to the lesser of the Applicable Federal Rate (the "AFR") published by the U.S. Internal Revenue Service as of the date of such adjustment, the initial AFR rate on all loans, or the weighted average rate of the current loans outstanding. Loans under the reactivated program bear interest at a rate equal to the AFR for short-term loans, as effective month-to-month during the term of the loan, not to exceed 8%. As of March 15, 1999, rates of interest on loans to executive officers ranged from 4.67% to 5.95% with the AFR being 4.67%. Interest is payable annually and principal is repayable in five annual installments of 20% commencing on the February 15th following the fifth anniversary of the borrowing. The highest amounts outstanding at any time since the beginning of the last fiscal year under the Program and the amount outstanding on March 15, 1999 on loans to executive officers and directors of the Company which at any time since January 1, 1998 exceeded $60,000 were: Mr. Beadle, the Company's Senior Vice President, NGLs, Petrochemicals and Specialties Group: $214,310 and $214,310, respectively; Mr. Eisman, Senior Vice President, Supply: $196,794 and $196,794, respectively; Mr. Hemminghaus, Chairman of the Board: $111,012 and $60,570, respectively; Mr. Klesse, Executive Vice President, Operations:
$330,941 and $311,003, respectively; and Mr. Smith, Executive Vice President and Chief Financial Officer, $188,719 and $188,719, respectively.

  Other Indebtedness of Management. In order to assist certain key executives of the Company in relocating to the various areas in which the Company maintains offices, the Company has provided ten-year, secured, non-interest bearing loans to be used to purchase a primary residence. During 1992, in connection with his relocation, the Company made such a loan to Mr. Smith. The highest amount outstanding on Mr. Smith's loan since January 1, 1998 was $206,250, and $165,000 was outstanding on Mr. Smith's loan on March 15, 1999. In 1997, in connection with his relocation, the Company made a similar loan to Christopher Havens, the Company's Senior Vice President-Retail Marketing. The highest amount outstanding on Mr. Havens' loans since January 1, 1998 was $357,750, and $318,000 was outstanding on Mr. Havens' loan on March 15, 1999. In 1997, the Company made a loan of $397,500 to Alain Ferland, the Company's Senior Vice President, Refining, Product Supply, and Logistics--Northeast in connection with his relocation to the Company's headquarters. The Company made a second loan to Mr. Ferland in 1998 of $395,279 in connection with his relocation to Canada. He repaid the 1997 loan in full in 1998. The highest amount outstanding on Mr. Ferland's loan since January 1, 1998 was $405,702, and $405,702 was outstanding on March 15, 1999.

                    OWNERSHIP OF THE COMPANY'S COMMON SHARES
                  BY MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

Directors and Executive Officers

  The table below sets forth the share ownership of the Company's directors and executive officers as of the Record Date. As of that date, no director or executive officer beneficially owned 1% or more of the Company's Common Shares and all directors and executive officers as a group beneficially owned 2.2% of the Company's Common Shares. Unless otherwise indicated in the footnotes to such table, each of the named persons and members of the group has sole voting and investment power with respect to the shares shown:

                                                           Shares
                                           Unrestricted    Subject
                                              Shares         to     Total Shares
                                Restricted Beneficially    Options  Beneficially
             Name               Shares (1)    Owned          (2)       Owned
             ----               ---------- ------------   --------- ------------
Byron Allumbaugh...............    2,646       6,588 (3)      2,000     11,234
E. Glenn Biggs.................    2,646       9,524          5,060     17,230
W. E. Bradford.................    2,646       4,541          5,060     12,247
H. Frederick Christie..........    2,646       6,649 (4)      2,000     11,295
W. H. Clark....................    2,646       2,736          5,060     10,442
Timothy J. Fretthold...........      459      38,379         94,121    132,959
Jean R. Gaulin.................      --       88,277        436,500    524,777
Roger R. Hemminghaus...........    5,053     114,869 (5)    261,997    381,919
Russel H. Herman...............    2,646      14,049          2,000     18,695
William R. Klesse..............      469      49,938         98,278    148,685
Bob Marbut.....................    2,646      13,854          5,060     21,560
Katherine D. Ortega............    2,646       3,608          5,060     11,314
Madeleine Saint-Jacques........    1,323       6,101          2,000      9,424
C. Barry Schaefer..............    1,323       4,587 (6)      2,000      7,910
H. Pete Smith..................      --       26,576        131,900    158,476
All directors and executive
 officers
 as a group (19 persons).......   30,416     449,883      1,389,723  1,870,022

--------
(1) Includes restricted Company Common Shares issued under the Company's long-term incentive plans, the vesting of which is contingent on the passage of time or continued service.
(2) Includes Company Common Shares which may be acquired within 60 days through the exercise of options granted under the Company's long-term incentive plans.
(3) Includes 2,461 Company Common Shares registered in the name of Byron E. and Sharon K. Allumbaugh Revocable Trust.
(4) Includes 3,000 Company Common Shares registered in the name of the Christie Family Trust.
(5) Includes 11,872 Company Common Shares with respect to which Mr. Hemminghaus acts as trustee.
(6) Includes 500 Company Common Shares registered in the name of the Evelyn G. Schaefer Trust.

Certain Beneficial Owners

  The following table contains certain information regarding persons or entities whom the Company has been advised are beneficial owners of 5% or more of the Company's Common Shares as of the dates indicated in the footnotes to the table.

                                                         Amount and      Percent
                 Name and Address                   Nature of Beneficial   of
                of Beneficial Owner                      Ownership        Class
                -------------------                 -------------------- -------
Capital Research and Management Company............      9,942,000(1)     11.4%
 333 South Hope Street
 Los Angeles, CA 90071
Total Finance/TOTAL................................      7,049,853(2)     8.04%
 Tour Total
 24 cours Michelet
 92069 Paris, La Defense, France
Wellington Management Company, LLP.................      6,766,183(3)     7.72%
 75 State Street
 Boston, MA 02109
Brinson Partners, Inc. ............................      6,226,363(4)     7.19%
 209 South La Salle St.
 Chicago, IL 60604
Vanguard/Windsor Funds, Inc. -- Windsor Fund.......      5,611,200(5)     6.41%
 100 Vanguard Bld.
 P. O. Box 2600
 Malvern, PA 19355

--------
(1) According to a Schedule 13G filed on February 11, 1999 with the SEC by Capital Research and Management Company, it holds sole dispositive power with respect to these shares and disclaims beneficial ownership of these shares.
(2) According to a Schedule 13D filed jointly on September 30, 1997 with the SEC by TOTAL and Total Finance, a wholly-owned subsidiary of TOTAL, TOTAL holds sole voting and dispositive power with respect to 49,050 Company Common Shares, and shares voting and dispositive power with Total Finance with respect to 7,000,803 Company Common Shares.
(3) According to a Schedule 13G filed on February 10, 1999 with the SEC by Wellington Management Company, LLP, it shares voting power with its clients with respect to 615,485 Company Common Shares and shares dispositive power with its clients with respect to all of these shares.
(4) According to a Schedule 13G filed on February 11, 1999 with the SEC by Brinson Partners, Inc. on behalf of itself and UBS AG., both companies share dispositive and voting power with respect to these shares.
(5) According to a Schedule 13G filed on February 10, 1999 with the SEC by Vanguard/Windsor Funds, Inc., it holds sole voting and shares dispositive power with respect to these shares.

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
                             (Item 2 on the Proxy)

  The Board has selected Arthur Andersen LLP ("Arthur Andersen") to serve as the Company's independent accountants to audit the consolidated financial statements of the Company for 1999. Stockholders are being asked to ratify this appointment. The Company has been informed that neither Arthur Andersen nor any of its partners has any direct financial interest or any material indirect financial interest in the Company or has had any connection during the past three years with the Company or its predecessors in the capacity of promoter, underwriter, voting trustee, director, officer, or employee.

  On March 4, 1997, upon the recommendation of the Audit Review Committee, the Board unanimously selected Arthur Andersen to serve as the Company's independent accountants, replacing Ernst & Young LLP ("Ernst & Young"). Ernst & Young served as the Company's independent accountants for the two year period ended December 31, 1996. In their report for the fiscal year ended December 31, 1996, Ernst & Young expressed reliance upon the report of Price Waterhouse LLP ("Price Waterhouse") with respect to the audit by Price Waterhouse of a significant portion of the operations of the Company. Neither of the reports of Ernst & Young or Price Waterhouse for the year ended December 31, 1996, were qualified or modified as to uncertainty, audit scope, or accounting principles, except with respect to the Company's change in its method of accounting for refinery maintenance turnaround costs discussed in Note 5 to the Company's consolidated financial statements for the year ended December 31, 1996. The report of Arthur Andersen for the year ended December 31, 1997 was not qualified or modified as to uncertainty, audit scope, or accounting principles.

  In connection with the audits of the two fiscal years ended December 31, 1996, and the subsequent interim period through March 4, 1997, there were no disagreements ("Disagreements"), as defined in Item 304(a)(1)(iv) and the Instructions to Item 304 of Regulation S-K promulgated pursuant to the Securities and Exchange Act of 1934, as amended ("Regulation S-K"), between the Company and Ernst & Young or Price Waterhouse on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which, if not resolved to their satisfaction, would have caused either Ernst & Young or Price Waterhouse to make reference in their report to the subject matter of the Disagreement.

  In connection with the audits of the two fiscal years ended December 31, 1996, and the subsequent interim period through March 4, 1997, there were no reportable events ("Reportable Events") as defined in Item 304(a)(1)(v) of Regulation S-K.

  At no time preceding March 4, 1997 has the Company consulted with Arthur Andersen on matters regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, or (ii) any matter that was the subject of a Disagreement with Ernst & Young or Price Waterhouse or which was a Reportable Event.

  A representative of Arthur Andersen is expected to be present at the Annual Meeting with the opportunity to make a statement, if such representative desires to do so, and to be available to respond to appropriate questions.

  The affirmative vote of the holders of a majority of the shares of Common Stock represented at the Annual Meeting and voting on this proposal is required to ratify the appointment of Arthur Andersen as independent accountants for 1999.

  The Board recommends that stockholders vote FOR such ratification. Proxies solicited by the Board will be so voted unless stockholders specify in their proxies a contrary choice.

                      WHERE YOU CAN FIND MORE INFORMATION

  The Company files annual, quarterly, and special reports, proxy statements, and other information with the SEC. Company stockholders may read and copy any reports, statements, or other information the Company files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The Company's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov." In addition, the Company's filings can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

  The Company's stockholders may rely on the information contained in this Proxy Statement and in the Annual Report on Form 10-K for the year ended December 31, 1998 delivered along with this proxy statement to vote on the director nominees and the approval of Arthur Andersen LLP as the Company's independent public accountants. The Company has not authorized anyone to provide Company stockholders with information that is different from what is contained in this Proxy Statement. This Proxy Statement is dated April 2, 1999. Company stockholders should not assume that the information contained in this Proxy Statement is accurate as of any date other than that date, and the mailing of this Proxy Statement to Company stockholders does not create any implication to the contrary.

                                 MISCELLANEOUS

Compliance with Section 16(a) of the Exchange Act

  The rules of the Securities and Exchange Commission require that the Company disclose late filings of reports pertaining to ownership of and transactions in stock of the Company by the Company's directors and executive officers. To the best of the Company's knowledge there were no such late filings in 1998.

Submission of Proposals by Stockholders; Discretionary Authority

  In order to be eligible for inclusion in the Company's proxy statement for the 2000 Annual Meeting of Stockholders any proposal of a stockholder must be received by the Company at its principal executive offices in San Antonio, Texas by December 1, 1999. Proxies appointed by the Shareholders may exercise discretionary voting authority at the 1999 Annual Meeting with respect to matters brought before the 1999 Annual Meeting, other than those described above, as to which the Company has not received notice in writing at its principal executive offices not less than sixty nor more than ninety days prior to the anniversary of the date on which the Company first mailed its proxy materials for the immediately preceding annual meeting.

Proxy Solicitation

  In addition to soliciting proxies by mail, directors, executive officers, and employees of the Company, without receiving additional compensation, may solicit proxies by telephone, by telegram, by telecopy, or in person. Arrangements will also be made with brokerage firms and other custodians, nominees, and fiduciaries to forward solicitation materials to the beneficial owners of shares of Common Stock, and the Company will reimburse such brokerage firms and other custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with forwarding such materials. The Company has retained Morrow & Company, Inc. to aid in the solicitation of proxies. The fee to be paid by the Company to such firm is estimated to be $10,000 plus reimbursement for out-of-pocket costs and expenses.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Curtis V. Anastasio
                                          Vice President, General Counsel, and
                                           Secretary

San Antonio, Texas
April 2, 1999

[X] PLEASE MARK VOTE                      REVOCABLE PROXY
    AS IN THIS EXAMPLE         ULTRAMAR DIAMOND SHAMROCK CORPORATION

              Proxy Solicited on Behalf of the Board of Directors
                     for the Annual Meeting on May 4, 1999

  The undersigned hereby appoints Timothy J. Fretthold, Curtis V. Anastasio, and Todd Walker, and any of them, each with full power of substitution and resubstitution, as proxies to represent and to vote all shares which the undersigned may be entitled to vote as of March 11, 1999, the record date, at the Annual Meeting of Stockholders of Ultramar Diamond Shamrock Corporation to be held on May 4, 1999, and any adjournment thereof.

  The following items of business to be acted upon are listed in the Notice of Annual Meeting and described in the Proxy Statement;

                                                           WITH-    FOR ALL
1. Election of 4 directors, each for a              FOR    HOLD     EXCEPT
   three-year term expiring in 2002:               [__]    [__]      [__]

   Nominees: H. Frederick Christie, W.H. Clark, Jean Gaulin, and Bob Marbut

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

--------------------------------------------------------------------------------
                                                   FOR    AGAINST   ABSTAIN
                                                   [__]    [__]      [__]
2. Ratification of appointment of Arthur
   Andersen, L.L.P. as independent
   accountants.


   The Board of Directors recommends a vote FOR items 1 and 2. You may specify your choices on the items by marking the appropriate boxes. You need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations.

   Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                                      _________________________
   Please be sure to sign and date               Date
    this Proxy in the box below.
_______________________________________________________________


___Stockholder sign above______Co-holder (if any) sign above___



   Detach above card, sign, date and mail in postage paid envelope provided.

                     ULTRAMAR DIAMOND SHAMROCK CORPORATION

________________________________________________________________________________
                              PLEASE ACT PROMPTLY
                    SIGN, DATE & MAIL YOUR PROXY CARD TODAY
________________________________________________________________________________

[X] PLEASE MARK VOTES                     REVOCABLE PROXY
    AS IN THIS EXAMPLE         ULTRAMAR DIAMOND SHAMROCK CORPORATION

          The Solicitation of these Confidential Voting Instructions is made on behalf of the Board of Directors

  The undersigned as a participant in one or both Ultramar Diamond Shamrock Corporation Employee Stock Ownership Plans (the "ESOP Plans"), and/or the Ultramar Diamond Shamrock Corporation 401(k) Plans (along with the ESOP Plans, collectively the "Plans") hereby instructs the Trustee of the respective Plans to appoint Timothy J. Fretthold, Curtis V. Anastasio, and Todd Walker, and each of them, with full power of substitution, the attorney and proxy of the said Trustee to represent the interests of the undersigned in Ultramar Diamond Shamrock Corporation Common Stock held under the terms of said Plan(s), at the Annual Meeting of Shareholders of Ultramar Diamond Shamrock Corporation to be held on May 4, 1999, and any adjournment thereof, and to vote, with all powers the Trustee would possess if present, all shares of Common Stock ("Common Stock") credited to the undersigned's account(s) under said Plan(s) as of March 11, 1999, the record date for the Annual Meeting, upon the following matters and upon any other business that may properly come before the meeting or any adjournment thereof.

                                                                WITH-    FOR ALL
                                                         FOR    HOLD     EXCEPT
 4   1. Election of 4 directors, each for a              [_]     [_]       [_]
        three-year term expiring in 2002:
 0
        Nominees: H. Frederick Christie, W.H. Clark, Jean Gaulin,
 1                and Bob Marbut

(K) INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

---  ---------------------------------------------------------------------------

 E                                                       FOR   AGAINST   ABSTAIN
 S   2. Ratification of appointment of Arthur            [_]     [_]       [_]
 O      Andersen, L.L.P. as independent
 P      accountants.

        The Board of Directors recommends a vote FOR Items 1 and 2. You may specify your choices on the items by marking the appropriate boxes. You need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations.

        By completing, signing and returning this voting instruction card, the undersigned will be acting as a named fiduciary under the Employee
Retirement Income Security Act of 1974, as amended, for the Plan in which the undersigned participates and will be voting all Allocated Shares.



                                      _________________________
   Please be sure to sign and date               Date
    this Proxy in the box below.
_______________________________________________________________


___Shareholder sign above______Co-holder (if any) sign above___



   Detach above card, sign, date and mail in postage paid envelope provided.

                     ULTRAMAR DIAMOND SHAMROCK CORPORATION
________________________________________________________________________________

     Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                              PLEASE ACT PROMPTLY
                    SIGN, DATE & MAIL YOUR PROXY CARD TODAY
________________________________________________________________________________